EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Appointment of Jarvis Hollingsworth and Lori Lancaster to the Board of Directors
TULSA, OK - November 19, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced the appointment of Jarvis Hollingsworth and Lori Lancaster to the Company’s Board of Directors (the "Board"). Their appointments as independent directors are effective November 19, 2020.
Mr. Hollingsworth’s extensive experience leading and advising boards in corporate governance and strategy, risk management, ESG policy and diversity/inclusion will support Laredo’s vision of expanding the Company’s thinking beyond a traditional E&P mindset. He currently serves as the Secretary/General Counsel of Kayne Anderson Capital Advisors, L.P., and is a member of the Executive Committee and Board of Directors. Previously, Mr. Hollingsworth was a Partner at Bracewell LLP where he led a fiduciary practice counseling boards on corporate governance and strategic matters.
Mr. Hollingsworth currently serves as the Chairman of the Board of Trustees of the Teacher Retirement System of Texas and on the Finance Committee of the Memorial Hermann Hospital System. Additionally, he is a member of the National Association of Corporate Directors and of the United Way’s Alexis de Tocqueville Society. He is a former director of several companies, including Cullen/Frost Bankers, Inc. (NYSE: CFR), and was previously a Regent and served as Chairman of the Board of the University of Houston System. Mr. Hollingsworth received a Bachelor of Science from the United States Military Academy at West Point and a Juris Doctorate from the University of Houston.
Ms. Lancaster’s substantial deal-making background, in which she played a key role in more than $60 billion of announced energy M&A transactions, brings valuable insight to Laredo as the Company pursues a strategy to transform its asset base. Her 20 years of experience in energy investment banking include positions as a Managing Director at UBS Securities, Nomura Securities and Goldman, Sachs & Co. Prior roles include positions at J.P. Morgan & Co., Inc. and NationsBank Corporation.
Ms. Lancaster currently serves as an independent director for HighPoint Resources (NYSE: HPR) and was previously an independent director for Energen Corporation (NYSE: EGN). Her educational background includes a Bachelor of Business Administration, Finance, from Texas Christian University and a Master of Business Administration from the University of Chicago’s Booth School of Business.

EXHIBIT 99.1
"We are very excited to have Jarvis and Lori joining the Board," stated Jason Pigott, President and Chief Executive Officer. "Their additions further the substantial refresh of our Board and highlight our commitment to expand our diversity of expertise and thought beyond a traditional E&P operating background. These are unprecedented times for our industry, and we are building a Board with broad and varied credentials to inform our strategy as we grow Laredo and create value for our stakeholders."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contacts:
Ron Hagood: 918.858.5504 - RHagood@laredopetro.com
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